CATALYST MASTER FUND, L.P.
                         1601 Elm Street
                     4000 Thanksgiving Tower
                      Dallas, Texas  75201








                         April 16, 2001



Edge Technology Group, Inc.
901 Yamato Road, Suite 175
Boca Raton, Florida  33431

Gentlemen:

     We refer to the Convertible Note dated December 14, 2000 (the "Existing Note") in the stated principal amount of $620,000 issued by Edge Technology Group, Inc. ("Edge") to Catalyst Master Fund, L.P. ("Catalyst"), which evidences a loan by Catalyst to Edge in such amount. Edge has requested Catalyst to lend up to an additional $1,500,000 to it in multiple advances for general working capital purposes, which Catalyst is willing to do on the basis and subject to the provisions hereinafter set forth.

     The parties hereto agree as follows:

     1. Existing Indebtedness. Edge acknowledges and agrees that as of the date of this letter, the unpaid principal balance of the indebtedness of Edge payable to Catalyst evidenced by the Existing Note is $620,000 with accrued unpaid interest thereon since the date of issuance. Edge hereby agrees that such amounts (the "Outstanding Indebtedness") are unconditionally owing by Edge to Catalyst, without offset, defense or counterclaim of any kind, nature or description whatsoever.

     2. Additional Advances. Catalyst agrees to make additional advances of up to $1,500,000 in the aggregate (the "Additional Advances") to Edge on the following basis: advances may be requested by Edge, during the period beginning on the date of this letter and ending on February 1, 2002, upon not fewer than three (3) business days notice, using the form attached hereto as Exhibit A, properly completed. Such advances shall be in the minimum principal amount of $50,000. Catalyst shall not be obligated to make any advance hereunder if, in its reasonable judgment, (a) any Event of Default (as defined in the Amended and Restated Note (as hereinafter defined)) then exists or would occur by reason of the making of the requested advance or (b) a material adverse change has occurred in the financial condition or business operations of Edge since the date of this letter. The Outstanding Indebtedness and the Additional Advances shall be evidenced by the Amended and Restated Convertible Note executed by Edge as of the date of this letter in the stated principal amount of $2,120,000 (the "Amended and Restated Note"). Amounts repaid under the Amended and Restated Note may not be reborrowed.

     3. Confirmation of Security Interests. Edge hereby acknowledges, confirms and agrees that Catalyst has and shall continue to have valid, enforceable and perfected first priority liens upon and security interests in the collateral security previously granted by Edge to Catalyst, including without limitation the Collateral set forth in the Security Agreement dated as of December 14, 2000 (the "Security Agreement") between Edge and Catalyst. In such regard, the Security Agreement is amended as follows, effective as of the date of this letter:
(a) The term "Note" as used therein shall mean the Amended and Restated Convertible Note dated the date hereof in the stated principal amount of $2,120,000 payable by the Debtor to the Secured Party, as the same may be amended, renewed, extended, restated, replaced, substituted, supplemented, or otherwise modified from time to time; and (b) the term "Obligations" as used therein shall mean all obligations, indebtedness and liabilities of the Debtor under the Note and under this Security Agreement. The terms and provisions of the Security Agreement, as amended pursuant to this paragraph, are ratified and confirmed and shall continue in full force and effect. Edge acknowledges and agrees that the Security Agreement and all agreements and instruments executed in connection therewith are and shall remain in full force and effect and are and shall continue to be the legal, valid and binding obligations of Edge, enforceable against it in accordance with their respective terms.

     4. Representations and Warranties. In order to induce Catalyst to enter into this letter agreement and make the Additional Advances, Edge hereby represents and warrants to Catalyst that, as of the date hereof, (a) no Event of Default is in existence and (b) all representations and warranties contained in Article III of the Security Agreement are true and correct.

                              CATALYST MASTER FUND, L.P.


                              By:    /s/ J. Keith Benedict
                                   ------------------------------
                              Name:   J. Keith Benedict
                                   ------------------------------
                              Title:  Vice President
                                    -----------------------------


ACKNOWLEDGED AND AGREED:

EDGE TECHNOLOGY GROUP, INC.


By:   /s/ Graham C. Beachum II
     ---------------------------------------
Name:   Graham C. Beachum II
     ---------------------------------------
Title: President and Chief Executive Officer
      --------------------------------------

                                                      Exhibit A
                                                     ------------
                        BORROWING NOTICE

                             [Date]



Catalyst Master Fund, L.P.
1601 Elm Street
4000 Thanksgiving Tower
Dallas, Texas 75201

Ladies and Gentlemen:

     The undersigned refers to the letter agreement dated as of April __, 2001 (the "Agreement") between the undersigned and Catalyst Master Fund, L.P. and hereby gives you notice pursuant to the Agreement that the undersigned hereby requests an Additional Advance, and in that connection sets forth below the information relating to such advance (a "Proposed Borrowing") as required by the Agreement:

     Proposed Borrowing:

     (i) The business day of such Proposed Borrowing is __________, 20__.

     (ii) The amount of such Proposed Borrowing is $_______________.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

     (A) the conditions precedent specified in the Agreement have been satisfied with respect to the Proposed Borrowing and will remain satisfied on the date of such Proposed Borrowing; and

     (B) no event has occurred which constitutes an Event of Default.

                              Very truly yours,

                              EDGE TECHNOLOGY GROUP, INC.


                              By:
                                   -----------------------------
                              Name:
                                   -----------------------------
                              Its:
                                   -----------------------------